Exhibit 10.2(a)
EXECUTION COPY

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT
dated as of June 30, 2010
among
NRG LC FACILITY COMPANY LLC,
as Account Party,
NRG ENERGY, INC.,
as Limited Recourse Guarantor
and
CITIBANK, N.A.,
as Issuing Bank and as Deposit Bank

TABLE OF CONTENTS
Page
ARTICLE I.
Definitions

SECTION 1.01.	Defined Terms	2
SECTION 1.02.	Terms Generally	10
ARTICLE II.
Letters of Credit
ARTICLE III.
Representations and Warranties

Page

SECTION 3.15.	Liabilities and Obligations of Account Party	24
SECTION 3.16.	Independent Credit Analysis	24
ARTICLE IV.
Conditions of Issuance

SECTION 4.01.	All Issuances	24
SECTION 4.02.	Conditions Precedent to L/C Facility Closing Date	24
ARTICLE V.
Affirmative Covenants
ARTICLE VI.
Negative Covenants
ARTICLE VII.

Page
ARTICLE VIII.
Security Interest
ARTICLE IX.
Events of Default
ARTICLE X.
Miscellaneous

Page

Schedules

Schedule A	Form of Authorized Persons—Account Party
Schedule B	Form of Authorized Persons—Issuing Bank
Schedule C	Wire Instructions

     LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of June 30, 2010, among NRG LC FACILITY COMPANY LLC, a Delaware limited liability company (the “Account Party”), NRG ENERGY, INC., a Delaware corporation (the “Limited Recourse Guarantor”), CITIBANK, N.A. (“Citibank”), as an Issuing Bank, and acting through its Agency & Trust Division, as Deposit Bank.
     A. As of the date hereof, the Limited Recourse Guarantor, is entering into that certain Third Amended and Restated Credit Agreement (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, provided that if such agreement expires or is terminated in accordance with its terms, it shall be construed for the purposes herein, as the agreement in effect immediately prior to such expiration or termination, the “Parent Credit Agreement”), dated June 30, 2010, among the Limited Recourse Guarantor, CitiCorp North America Inc. (“CNA”), as administrative agent and collateral agent, Deutsche Bank AG, New York Branch (“DB”), as an issuing bank, and the other agents party thereto, which is amending and restating in its entirety that certain Second Amended and Restated Credit Agreement (the “Existing Parent Credit Agreement”), among the Limited Recourse Guarantor, CNA, as administrative agent and collateral agent, and DB, as an issuing bank.
     B. Pursuant to the terms of the Parent Credit Agreement, the Funded L/C Lenders (as defined in the Parent Credit Agreement as in effect on the L/C Facility Closing Date) party thereto have agreed to continue their Credit-Linked Deposits (as defined in the Existing Parent Credit Agreement), and to convert them into term loans made to the Limited Recourse Guarantor under the Parent Credit Agreement, in an amount up to their respective Credit-Linked Deposits (as defined in the Existing Parent Credit Agreement) as of the Third Restatement Date (as defined in the Parent Credit Agreement) (such amount, the “L/C Facility Closing Date L/C Cash Collateral Amount”).
     C. Upon the conversion of the Credit-Linked Deposits (as defined in the Existing Parent Credit Agreement) into term loans made under the Parent Credit Agreement, the Limited Recourse Guarantor shall contribute to the Account Party 100% of the cash proceeds of such L/C Facility Closing Date L/C Cash Collateral Amount as common Capital Stock of the Account Party (the “Equity Contribution”) and the Account Party shall deposit a portion of the proceeds thereof in the L/C Collateral Account.
     D. The obligations of the Limited Recourse Guarantor with respect to Funded Letters of Credit under and as defined in the Existing Parent Credit Agreement that were outstanding immediately prior to the L/C Facility Closing Date (the “Existing Letters of Credit”) shall, upon the L/C Facility Closing Date and without any further action on the part of any Person, be deemed to be solely obligations of the Account Party in their entirety and shall, as of the L/C Facility Closing Date, constitute L/C Obligations.
     E. To induce the Issuing Bank to continue to issue, extend and renew Letters of Credit hereunder, including the Existing Letters of Credit, the Account Party shall grant to the Issuing Bank a first priority perfected security interest (subject to Permitted Liens described in Section 6.02(b)) in all right, title or interest of the Account Party in or to the Reimbursement Agreement, the L/C Collateral Account and all amounts on deposit therein, all financial assets credited thereto, all Permitted Deposit Investments purchased with funds on deposit in the L/C Collateral Account and all products and proceeds of any of the foregoing, as security for the L/C Obligations.

     F. Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “Account Party” shall have the meaning assigned to such term in the preamble.
     “Account Party Formation Documents” shall have the meaning assigned to such term in Section 4.02(b).
     “Account Party Organizational Documents” shall have the meaning assigned to such term in Section 4.02(b).
     “Additional L/C Facility Agreements” shall mean, collectively, (a) that certain Letter of Credit and Reimbursement Agreement dated as of the L/C Facility Closing Date among the Account Party, the Limited Recourse Guarantor and CNA, as issuing bank; and (b) each other letter of credit and reimbursement agreement entered into after the L/C Facility Closing Date among the Account Party, the Limited Recourse Guarantor and a bank or financial institution with a minimum credit rating of at least A- providing for the issuance of letters of credit on terms and conditions, and pursuant to documentation in form and substance, substantially consistent with this Agreement or otherwise reasonably satisfactory to the Issuing Bank.
     “Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Affiliate Transaction” shall have the meaning assigned to such term in Section 6.07.
     “Agreement” shall mean this Letter of Credit and Reimbursement Agreement, as may be amended, restated, supplemented or otherwise modified and in effect from time to time.
     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Laws” shall mean, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator or other

Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
     “Bankruptcy Code” shall mean Title 11 of United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.
     “Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal or state or other law for the relief of debtors.
     “Bankruptcy Remote Provisions” shall mean customary organizational document provisions for a bankruptcy remote special purpose entity reasonably satisfactory to the Issuing Bank consisting of a requirement that such entity at all times have an Independent Director, a requirement that any authorization of a voluntary bankruptcy petition or consent to an involuntary bankruptcy petition, a sale of substantially all the assets of such entity, a dissolution and winding up of such entity or any similar material actions be approved by the unanimous written consent of all directors and other customary provisions.
     “Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Board of Directors” shall mean (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of directors appointed thereby; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close.
     “Capital Stock” shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Cash Equivalents” shall have the meaning assigned to such term in the Parent Credit Agreement.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the L/C Facility Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the L/C Facility Closing Date or (c) compliance by the Issuing Bank (or, for purposes of Section 2.14, by such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the L/C Facility Closing Date.

     “Change of Control” shall mean the occurrence of any of the following: (a) the failure of the Limited Recourse Guarantor to own directly or indirectly 100% of each class of issued and outstanding Capital Stock of the Account Party (other than any special membership interest owned by, or other Persons on behalf of, or at the request of, the Issuing Bank or any other issuing bank under any Additional L/C Facility Agreement); or (b) any Change of Control (or similar event, however denominated) shall occur under and as defined in the Parent Credit Agreement.
     “Citibank” shall have the meaning assigned to such term in the preamble.
     “CNA” shall have the meaning assigned to such term in the recitals.
     “Collateral” shall have the meaning assigned to such term in Section 8.01.
     “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Account Party who (a) was a member of such Board of Directors on the L/C Facility Closing Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “DB” shall have the meaning assigned to such term in the recitals.
     “Default” shall mean any event or condition which upon notice, lapse of time (pursuant to Article IX) or both would constitute an Event of Default.
     “Deposit Bank” shall mean Citibank, N.A., acting through its Agency & Trust Division and solely in its capacity as deposit bank hereunder.
     “Dividends” shall have the meaning provided in Section 6.03.
     “dollars” or “$” shall mean lawful money of the United States of America, except when expressly used in reference to the lawful money of another country.
     “Equity Contribution” shall have the meaning assigned to such term in the recitals.
     “Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Event of Default” shall have the meaning assigned to such term in Article IX.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Subsidiary” shall have the meaning assigned to such term in the Parent Credit Agreement.
     “Excluded Taxes” shall mean, with respect to the Issuing Bank and any other recipient of any payment to be made by or on account of any obligation of the Account Party hereunder, (a) income or franchise taxes imposed on (or measured in whole or in part by) each such Person’s net income by the United States of America (or any political subdivision thereof), or as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) in the case of a Foreign Issuing Bank, any United States withholding tax that is imposed on amounts payable to such Foreign Issuing Bank at the time such Foreign Issuing Bank becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Issuing Bank’s failure to comply with Section 2.14(d), except to the extent that such Foreign Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new issuance office (or assignment), to receive additional amounts from the Account Party with respect to such withholding tax pursuant to Section 2.14(a) or 2.14(b) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Issuing Bank as a result of a Change in Law occurring after the time such Foreign Issuing Bank became a party to this Agreement shall not be an Excluded Tax) and (c) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of Sections 1471 through 1474 (effective as of the L/C Facility Closing Date) of the Code or any Treasury Regulation promulgated thereunder or published administrative guidance implementing such Sections.
     “Exempt Subsidiary” shall have the meaning assigned to such term in the Parent Credit Agreement.
     “Existing Letters of Credit” shall have the meaning assigned to such term in the recitals.
     “Existing Parent Credit Agreement” shall have the meaning assigned to such term in the recitals.
     “Fair Market Value” shall have the meaning assigned to such term in the Parent Credit Agreement.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Issuing Bank from three Federal funds brokers of recognized standing selected by it.
     “Fees” shall have the meaning assigned to such term in Section 2.10.
     “Financial Officer” of any Person shall mean any of the chief executive officer, chief financial officer or treasurer (or if no individual shall have such designation, the Person charged by the Board of Directors of such Person (or a committee thereof) with such powers and duties as are customarily bestowed upon the individual with such designation) or the audit or finance committee of the Board of Directors of such Person.
     “Foreign Issuing Bank” shall mean any Issuing Bank that is organized under the laws of a jurisdiction other than that in which the Account Party is incorporated or organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government or any governmental or non-governmental authority regulating the generation and/or transmission of energy.
     “Guarantee” shall mean a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided that standard contractual indemnities which do not relate to Indebtedness shall not be considered a Guarantee.
     “Guaranteed Obligations” shall mean the Guarantor Obligations.
     “Guarantor Obligations” shall mean all obligations and liabilities of the Limited Recourse Guarantor which may arise under or in connection with the Limited Guaranty, whether on account of guarantee obligations, reimbursement obligations, payment and/or delivery obligations, termination obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Issuing Bank and the Deposit Bank that are required to be paid by the Limited Recourse Guarantor pursuant to the terms of this Agreement).
     “Indebtedness” shall have the meaning assigned to such term in the Parent Credit Agreement.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).
     “Independent Director” shall have the meaning assigned to such term in the Account Party’s limited liability company agreement.
     “Information” shall have the meaning assigned to such term in Section 10.16.
     “Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
     “Issuance” shall mean, as the context may require, the issuance, amendment, extension or renewal of a Letter of Credit on or after the L/C Facility Closing Date. “Issue” shall have the correlative meaning.
     “Issuing Bank” shall mean, as the context may require, (a) Citibank, N.A., or any of its affiliates, in its capacity as the issuer of Letters of Credit issued by it hereunder and (b) any other Person that may become an Issuing Bank pursuant to Section 2.08, with respect to Letters of Credit issued by such Person. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing

Bank” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate.
     “L/C Collateral Account” shall mean the non-interest bearing cash collateral securities account and deposit account (each as defined under the UCC) established and maintained at the Deposit Bank at its office located at 388 Greenwich Street, 14th Floor, New York, New York, 10013, Account No. 36855852, in the name of the Account Party but under the sole control of the Issuing Bank, in accordance with and subject to the terms of this Agreement and that shall be used solely for the purposes set forth in Article II.
     “L/C Collateral Account Balance” shall mean, at any time of determination, the aggregate amount on deposit in the L/C Collateral Account at such time.
     “L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.01. The aggregate amount of the L/C Commitment on the L/C Facility Closing Date is $867.0 million.
     “L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
     “L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed at such time (including pursuant to Section 2.04(b)) and (c) the aggregate amount of all accrued and unpaid Fees and interest on all L/C Disbursements that have not yet been reimbursed at such time (including pursuant to Section 2.04(b)).
     “L/C Facility Closing Date” shall mean June 30, 2010.
     “L/C Facility Closing Date L/C Cash Collateral Amount” shall have the meaning assigned to such term in the recitals.
     “L/C Obligations” shall mean the collective reference to the unpaid obligations and liabilities of the Account Party with respect to the L/C Exposure (including interest at the then applicable rate provided for in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Account Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Issuing Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement (including as Letters of Credit or any other document made, delivered or given in connection with any of the foregoing), in each case whether on account of reimbursement obligations, interest, payment and/or indemnities, costs, fees, expenses or otherwise (including all fees and disbursements of counsel to the Issuing Bank and the Deposit Bank that are required to be paid by the Account Party pursuant to the terms of any of the foregoing agreements).
     “Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.01, including the Existing Letters of Credit.
     “Letter of Credit Availability Period” shall mean the period from and including the L/C Facility Closing Date to but excluding the date that is five Business Days prior to the Maturity Date.

     “Lien” shall mean, with respect to any asset (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities.
     “Limited Guaranty” shall mean the limited recourse guarantee by the Limited Recourse Guarantor pursuant to Article VII.
     “Limited Recourse Guarantor” shall have the meaning assigned to such term in the preamble.
     “Loan Documents” shall mean this Agreement, the Reimbursement Agreement and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Issuing Bank in connection herewith (in each case as such other documents, instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time). For the avoidance of doubt, the “Loan Documents” as defined in the Parent Credit Agreement are not Loan Documents.
     “Loan Parties” shall mean the Account Party and the Limited Recourse Guarantor.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean a material adverse change in or material adverse effect on (a) the condition (financial or otherwise), results of operations, assets or liabilities of the Account Party or the Limited Recourse Guarantor and its subsidiaries, taken as a whole, or (b) the validity or enforceability of any Loan Document, or the material rights and remedies of the Issuing Bank thereunder.
     “Material Indebtedness” shall have the meaning assigned to such term in the Parent Credit Agreement.
     “Maturity Date” shall mean August 31, 2015.
     “Maximum Amount” shall have the meaning assigned to such term in Section 7.01(a).
     “Minority Interest” shall have the meaning assigned to such term in the Parent Credit Agreement.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Parent Credit Agreement” shall have the meaning assigned to such term in the recitals.
     “Parent Existing Credit Agreement” shall have the meaning assigned to such term in the recitals.
     “Permitted Deposit Investments” shall have the meaning assigned to such term in Section 8.04(a).

     “Permitted Liens” shall mean such Liens expressly permitted to be created, incurred, assumed or suffered pursuant to Section 6.02 hereof.
     “Permitted Withdrawal Amount” shall have the meaning assigned to such term in Section 2.11(b).
     “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent); each change in the Prime Rate shall be effective as of the opening of business on the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Agreement” shall mean the agreement dated as of the date hereof pursuant to which the Limited Recourse Guarantor and one or more of its subsidiaries agree to reimburse the Account Party for all amounts payable by the Account Party hereunder in respect of Letters of Credit issued hereunder for the benefit of the Limited Recourse Guarantor and/or such subsidiaries, in each case, to the extent that such amounts are not discharged from the L/C Collateral Account and/or as otherwise provided for in accordance with terms thereof, as may be amended, restated, supplemented or otherwise modified and in effect from time to time.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Restricted Subsidiary” shall have the meaning assigned to such term in the Parent Credit Agreement.
     “Significant Subsidiary” shall have the meaning assigned to such term in the Parent Credit Agreement.
     “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     “Subsidiary” shall mean any subsidiary (direct or indirect) of the Account Party.
     “Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.
     “Transactions” shall mean, on the L/C Facility Closing Date, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) each Existing Letter of Credit that shall become a Letter of Credit hereunder, (c) the Equity Contribution, (d) the deposit of the L/C Facility Closing Date L/C Cash Collateral Amount into the L/C Collateral Account, (e) the execution, delivery and performance of the Reimbursement Agreement by the parties thereto, and (f) any other transaction, document or agreement related to or entered into in connection with any of the foregoing. For the avoidance of doubt, the “Transactions” as defined in the Parent Credit Agreement are not Transactions.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
     “Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Withdrawal Notice” shall have the meaning assigned to such term in Section 2.11(b).
     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The word “control”, when used in connection with the Issuing Bank’s rights with respect to, or security interest in, any Collateral, shall have the meaning specified in the UCC with respect to that type of Collateral. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE II.
Letters of Credit
     SECTION 2.01. L/C Commitment.
     (a) Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, (i) the Issuing Bank agrees to issue, upon the Account Party’s request, a Letter of Credit in such form as may be reasonably approved by the Issuing Bank at any time and from time to time during the Letter of Credit Availability Period and while the L/C Commitments remain in effect, (ii) all Existing Letters of Credit that were outstanding immediately prior to the L/C Facility Closing Date have been deemed on the L/C Facility Closing Date, automatically and without any action by any Person, to be Letters of Credit issued under this Agreement, in each case, for the Account Party’s account or for the account, or the benefit, of the Limited Recourse Guarantor, any other subsidiary or Minority Interest of the Limited Recourse Guarantor, in each case as set forth in Section 3.10. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
     (b) Notwithstanding the foregoing, the Issuing Bank is under no obligation to issue any Letter of Credit if at the time of such issuance:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect with respect to such Issuing Bank on the L/C Facility Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Bank as of the L/C Facility Closing Date and which such Issuing Bank reasonably and in good faith deems material to it; or
     (ii) or such Issuing Bank shall have received from the Account Party prior to the issuance of such Letter of Credit notice that the issuance of such Letter of Credit is not permitted under this Agreement.
     SECTION 2.02. Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Account Party shall hand deliver or fax or electronically communicate (including through the Internet or other electronic platform) to the Issuing Bank (no less than three Business Days (or such shorter period of time acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare such Letter of Credit; provided that, notwithstanding the foregoing, no Letter of Credit shall be issued, amended, renewed or extended if upon issuance, amendment, renewal or extension of each such Letter of Credit the L/C Exposure after giving effect to such issuance, amendment, renewal or extension shall exceed either the L/C Collateral Account Balance or the amount of the L/C Commitments then in effect or if any of the conditions set forth in Section 4.01 are not then satisfied. The Issuing Bank may take instructions from the Account Party to amend, renew or extend an Existing Letter of Credit, notwithstanding that the Limited Recourse Guarantor or any Subsidiary or Minority Interest of the Limited Recourse Guarantor may be named as the applicant under such Existing Letter of Credit.
     SECTION 2.03. Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Account Party, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or within such longer period as specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
     SECTION 2.04. Reimbursement.
     (a) If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Account Party shall pay or cause to be paid to the Issuing Bank an amount equal to the entire amount of such L/C Disbursement not later than two hours after the Account Party shall have received notice from the Issuing Bank that payment of such draft will be made or, if the Account Party shall have received such notice later than 1:00 p.m., New York City time, on any Business Day, not later than 12:00 (noon), New York City time, on the immediately following Business Day. If the Account Party does not (or elects not to) so reimburse the Issuing Bank for such L/C Disbursement, reimbursement of the Issuing Bank shall be made in accordance with the provisions of Section 2.04(b). The Account Party’s failure to reimburse the Issuing Bank pursuant to the first sentence of this clause (a) shall not constitute a Default or an Event of Default if the Issuing Bank is reimbursed in accordance with Section 2.04(b).
     (b) If the Issuing Bank shall not have received from the Account Party the payment required pursuant clause (a) of this Section with respect to a Letter of Credit within the time specified therein, the Issuing Bank will (and the Account Party agrees that the Issuing Bank shall be so entitled to) promptly (which, if the Issuing Bank shall have made such L/C Disbursement prior to 12:00 (noon), New York City time, shall be no later than the same Business Day on which such L/C Disbursement shall have been made) instruct the Deposit Bank to distribute to the Issuing Bank an amount equal to such L/C Disbursement from the L/C Collateral Account. The Account Party’s obligations with respect to the payment required to be made pursuant to clause (a) of this Section with respect to such Letter of Credit shall be fully satisfied for all purposes hereunder and under other Loan Documents to the extent that funds from the L/C Collateral Account are applied to such L/C Disbursement which application shall be made by the Issuing Bank promptly following (and, in any event, as applicable, on the same Business Day as or the next Business Day following) any such withdrawal from the L/C Collateral Account described in the prior sentence.
     SECTION 2.05. Obligations Absolute.
     (a) Subject to Section 2.05(b), the Account Party’s obligations to reimburse L/C Disbursements as provided in Section 2.04 above (whether directly or through the funds on deposit in the L/C Collateral Account) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, setoff, defense or other right that the Account Party, any other party guaranteeing, or otherwise obligated with, the Account Party, any subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of the Issuing Bank or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Account Party’s obligations hereunder (other than payment of such reimbursement in accordance with Section 2.04).
     (b) Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Account Party to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank as determined by a court of competent jurisdiction by final and nonappealable judgment. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Party to the extent permitted by applicable law) suffered by the Account Party that are caused by the Issuing Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.
     SECTION 2.06. Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Account Party of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Account Party of its obligation to reimburse the Issuing Bank with respect to any such L/C Disbursement.
     SECTION 2.07. Interest. If (a) the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either (i) the Account Party shall reimburse such L/C Disbursement in full within the time period specified in Section 2.04(a) or (ii) the Issuing Bank shall withdraw an amount equal to such L/C Disbursement from the L/C Collateral Account in full on such date, the Account Party shall on demand from time to time pay interest for the account of the Issuing Bank on such unpaid amount from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Account Party or the date of withdrawal of an amount equal to such L/C Disbursement from the L/C Collateral Account by the Issuing Bank, or (b) the Account Party shall default in the payment of any amount becoming due and payable hereunder or under any other Loan Document, by acceleration or otherwise, the Account Party shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment). In each case under clause (a) or (b), such interest shall be at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the Alternate Base Rate plus 0.75% for the day on which such L/C Disbursement was made or such amount was due and payable hereunder, as applicable, and the Alternate Base Rate plus 2.75% for each day thereafter.
     SECTION 2.08. Resignation or Removal of Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Account Party, and may be removed at any time by the Account Party by notice to the Issuing Bank. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Person that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional, extend, or increase the amount of Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such removal or resignation shall become effective, the Account Party shall pay all accrued and unpaid Fees pursuant to Section 2.10. The acceptance of any appointment as the Issuing Bank hereunder by a successor Issuing Bank shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Account Party, and, from and after the effective date of such agreement, (i) such successor Issuing Bank shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank set forth in this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit or extend or increase the amount of Letters of Credit then outstanding.

     SECTION 2.09. L/C Collateral Account. (a) On the L/C Facility Closing Date, the Account Party shall establish the L/C Collateral Account for the purpose of cash collateralizing the Account Party’s obligations to the Issuing Bank in respect of Letters of Credit and other L/C Exposure, if any. The proceeds of the requisite portion of the Equity Contribution and any such other funds deposited therein from time to time shall be held by the Deposit Bank in the L/C Collateral Account, and no party other than the Issuing Bank and the Account Party in each case to the extent expressly provided herein) shall have a right of withdrawal from the L/C Collateral Account or any other right or power with respect to thereto.
     (b) Reserved.
     (c) Except as expressly provided herein or in any other Loan Document (including in Section 2.04(b) or Section 2.11(b)), no Person shall have the right to make any withdrawal from the L/C Collateral Account or to exercise any right or power with respect thereto; provided that at any time the Account Party shall fail to reimburse the Issuing Bank for any L/C Disbursement, the Account Party hereby absolutely, unconditionally and irrevocably agrees that the Issuing Bank shall be entitled to withdraw from the L/C Collateral Account amounts equal to such L/C Disbursement in accordance with Section 2.04(b).
     SECTION 2.10. Fees The Account Party agrees to pay to the Issuing Bank with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Account Party a fronting fee, which shall accrue at the rate of 0.20% per annum (or such other rate as shall be separately agreed upon between the Account Party and the Issuing Bank), on the drawable amount of such Letter of Credit, payable quarterly in arrears on or prior to the date that is five Business Days after the date on which the Issuing Bank shall have delivered an invoice for such fees to the Account Party for each such applicable quarter (each, a “Payment Date”), beginning with the first such Payment Date after the issuance date of such Letter of Credit or such other date as agreed to by the Issuing Bank, as well as the Issuing Bank’s customary documentary and processing charges with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Account Party or processing of drawings thereunder (such fees, collectively, the “Fees”). All Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. All Fees shall be paid on the dates due, in immediately available funds, to the Issuing Bank. Once paid, none of the Fees actually owed and due shall be refundable under any circumstances.
     SECTION 2.11. Termination and Reduction of L/C Commitment. (a) Unless previously terminated in accordance with the terms hereof, the L/C Commitments shall automatically terminate on the Maturity Date. If any Letter of Credit remains outstanding on the Maturity Date, unless otherwise agreed by the Issuing Bank, the L/C Collateral Account, and all amounts then on deposit therein, shall remain in effect on the same terms and conditions set forth in this Agreement and, if at the time thereof, the L/C Exposure shall exceed the L/C Collateral Account Balance, the Account Party shall deposit into the L/C Collateral Account at least one Business Day prior to the Maturity Date an amount in cash such that the L/C Collateral Account Balance shall be an amount equal to 100% of the aggregate undrawn amount of each such Letter of Credit to secure the full obligations with respect to any drawings that may occur thereunder, which amount shall be promptly returned to the Account Party upon each such Letter of Credit being terminated or cancelled. Subject only to the Account Party’s compliance with its obligations under the immediately preceding sentence and in accordance with Section 2.09 and the receipt by the Deposit Bank of a certificate signed by a Financial Officer of the Account Party confirming the same and that all Letters of Credit have been terminated or cancelled (such notice, a “Termination Notice”), all amounts held in the L/C Collateral Account after the termination or cancellation of all Letters of Credit shall be automatically released, and shall be promptly (and, in any event, on the same day as, if such Termination Notice is received by the Deposit Bank (with a copy to the Issuing Bank) no later than 10:30 a.m., New York City time, otherwise, within one Business Day from, the date of receipt of such Termination Notice) paid over to the Account Party.
     (b) Subject to the terms hereof, so long as the Deposit Bank has not received notice from the Issuing Bank that a Default or an Event of Default has occurred and is continuing and the Deposit Bank (with a copy to the Issuing Bank) shall have received a certificate signed by a Financial Officer of the Account Party confirming the same, upon same day (if received by the Deposit Bank no later than 10:30 a.m., New York City time, on any Business Day, otherwise one Business Day prior) written or fax notice to the Deposit Bank (such notice, a “Withdrawal Notice”), the Account Party may, at any time and from time to time (but in any event no more than twice per week), instruct the Deposit Bank to distribute to the Account Party from the L/C Collateral Account an amount (such amount, the “Permitted Withdrawal Amount”) that shall not exceed the excess, if any, of the L/C Collateral Account Balance over the L/C Exposure at such time. Any such Withdrawal Notice shall include the date (which date may be the same Business Day as the date of the Withdrawal Notice if the Deposit Bank received such Withdrawal Notice prior to 10:30 a.m., New York City time, otherwise no earlier than the immediately following Business Day) and amount of such withdrawal. If any such Withdrawal Notice is properly received by the Deposit Bank, the Deposit Bank shall distribute the requested amount to the Account Party on the date provided in such Withdrawal Notice. In no event shall the Deposit Bank be responsible for determining or monitoring the L/C Exposure, and shall be entitled to rely conclusively without further inquiry upon any written instruction received from the Account Party.
     SECTION 2.12. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Issuing Bank, or
     (ii) impose on the Issuing Bank or the London interbank market any other condition affecting this Agreement or any Letter of Credit, and the result of any of the foregoing shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by the Issuing Bank to be material, then the Account Party will pay to the Issuing Bank promptly upon demand such additional amount or amounts as will compensate the Issuing Bank for such additional costs incurred or reduction suffered.
     (b) If the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the Issuing Bank’s capital or on the capital of the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Letters of Credit issued by the Issuing Bank to a level below that which the Issuing Bank or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Issuing Bank’s policies and the policies of the Issuing Bank’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Issuing Bank to be material, then from time to time the Account Party shall pay to the Issuing Bank such additional amount or amounts as will compensate the Issuing Bank or the Issuing Bank’s holding company for any such reduction suffered.

     (c) A certificate of the Issuing Bank setting forth the amount or amounts reasonably determined by such Person to be necessary to compensate the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, the calculations and criteria applied to determine such amount or amounts, and other documentation or information reasonably supporting the conclusions in such certificate, shall be delivered to the Account Party and shall, absent clearly demonstrable error, be final and conclusive and binding. The Account Party shall pay the Issuing Bank, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
     (d) Failure or delay on the part of the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Issuing Bank’s right to demand such compensation; provided that the Account Party shall not be under any obligation to compensate the Issuing Bank under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 270 days prior to such request; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 270-day period. The protection of this Section shall be available to the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
     SECTION 2.13. Payments. (a) The Account Party shall make each payment (including principal of or interest on any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon) (or such other time as otherwise required by Section 2.04), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Issuing Bank at its offices at 388 Greenwich Street, 34th Floor New York, New York, 10013 by wire transfer of immediately available funds (or as otherwise agreed by the Account Party and the Issuing Bank). All payments hereunder and under each other Loan Document shall be made in dollars.
     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any L/C Disbursement or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
     SECTION 2.14. Taxes. (a) Except as otherwise provided herein, any and all payments by or on account of any obligation of the Account Party or the Limited Recourse Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Account Party or the Limited Recourse Guarantor shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Issuing Bank receives an amount equal to the sum it would have received had no such deductions and withholdings been made, (ii) the Account Party or the Limited Recourse Guarantor shall make (or cause to be made) such deductions and withholdings and (iii) the Account Party or the Limited Recourse Guarantor shall pay (or cause to be paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Account Party or the Limited Recourse Guarantor shall pay (or cause to be paid) any Other Taxes imposed other than by deduction or withholding to the relevant Governmental Authority in accordance with applicable law.

     (b) The Account Party shall indemnify the Issuing Bank and the Deposit Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Issuing Bank, the Deposit Bank or any of their Affiliates, on or with respect to any payment by or on account of any obligation of the Account Party or the Limited Recourse Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability shall be delivered to the Account Party by the Issuing Bank or the Deposit Bank, promptly upon the Issuing Bank’s or Deposit Bank’s determination of an indemnifiable event and such certificate shall be conclusive absent clearly demonstrable error; provided that the failure to deliver such certificate shall not affect the obligations of the Account Party under this Section 2.14(b) except to the extent the Account Party is actually prejudiced thereby. Payment under this Section 2.14(b) shall be made within 15 days from the date of delivery of such certificate; provided that the Account Party shall not be obligated to make any such payment to the Issuing Bank or the Deposit Bank in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if and to the extent that such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Issuing Bank or the Deposit Bank as determined by a court of competent jurisdiction by final and nonappealable judgment or to the failure of the Issuing Bank or the Deposit Bank to deliver a timely certificate as to the amount of an indemnifiable liability.
     (c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Account Party or the Limited Recourse Guarantor to a Governmental Authority, and in any event within 60 days of such payment being due, the Account Party shall deliver to the Issuing Bank or the Deposit Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuing Bank or the Deposit Bank, as applicable.
     (d) Any Foreign Issuing Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Account Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Account Party, at the reasonable written request of the Account Party, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Issuing Bank is legally entitled to complete, execute and deliver such documentation and in such Issuing Bank’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Issuing Bank.
     In addition, each Foreign Issuing Bank shall (i) furnish on or before it becomes a party to this Agreement either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Issuing Bank’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Issuing Bank that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax

Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit C together with a Form W-8BEN (or successor form). Notwithstanding any other provision of this paragraph, a Foreign Issuing Bank shall not be required to deliver any form pursuant to this paragraph that such Foreign Issuing Bank is not legally able to deliver.
     (e) Any Issuing Bank that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Account Party two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.
     (f) For purposes of this Section 2.14, in the case of any Issuing Bank that is treated as a partnership for U.S. federal income tax purposes, any Taxes required to be deducted and withheld by such Issuing Bank with respect to payments made by the Account Party under any Loan Document shall be treated as Taxes required to be deducted by the Account Party, but only to the extent such Taxes would have been required to be deducted and withheld by the Issuing Bank if it were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Account Party and Excluded Taxes were defined by reference to the partner (treating the partner as a Foreign Issuing Bank) to whom payments are made.
     (g) Without prejudice to the survival of any other agreement of the Account Party hereunder, the agreements and obligations of the Account Party contained in this Section 2.14 shall survive the payment in full of all amounts due hereunder.
     SECTION 2.15. Duty to Mitigate. If (i) the Issuing Bank shall request compensation under Section 2.12, or (ii) the Account Party is required to pay any additional amount to the Issuing Bank or any Governmental Authority on account of the Issuing Bank, pursuant to Section 2.14, then the Issuing Bank shall use reasonable efforts (which shall not require the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Account Party or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce or eliminate its claims for compensation under Section 2.12 or would reduce or eliminate amounts payable pursuant to Section 2.14, as the case may be, in the future. The Account Party hereby agrees to pay all reasonable costs and expenses incurred by the Issuing Bank in connection with any such filing or assignment, delegation and transfer.
     SECTION 2.16. Additional Tax Matters.
     (a) The Account Party and the Issuing Bank agree that, for tax reporting purposes, the earnings on the financial assets in the L/C Collateral Account shall be allocated to the Account Party and shall be reported in the year of disbursement on a Form 1099 INT for interest earned or on a Form 1099 DIV for dividends earned in the case of Money Market investments.
     (b) The Account Party will promptly pay or reimburse the Deposit Bank upon request for any transfer taxes or other taxes relating to the Collateral incurred in connection herewith.

     (c) The Account Party and the Issuing Bank shall promptly provide the Deposit Bank with a duly completed and properly executed IRS Form W-9 (or Form W-8 BEN, in case of non-U.S. entity). In the event the payee is not a party to this Agreement, the Account Party or the Issuing Bank, as the case may be, shall provide the Deposit Bank with a duly completed and properly executed IRS Form W-9 (or Form W-8 BEN, in case of non-U.S. entity) on such payee prior to payment being made. The parties understand that, in the event tax identification numbers are not certified to the Deposit Bank, the Tax Code may require withholding of a portion of any interest or other income earned on the investment of the L/C Collateral Account.
     (d) Citibank, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citibank and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances for an independent tax advisor
ARTICLE III.
Representations and Warranties
     Each of the Account Party and the Limited Recourse Guarantor represents and warrants to the Issuing Bank, solely with respect to itself and not the other Loan Party, that:
     SECTION 3.01. Organization; Powers. Each such Loan Party (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement and each of the other Loan Documents to which it is a party, including, in the case of the Limited Recourse Guarantor, to Guarantee the obligations of the Account Party under the Limited Guaranty, in the case of the Account Party, to incur Indebtedness under Letters of Credit and to grant the Liens contemplated to be granted by it under this Agreement.
     SECTION 3.02. Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) will not (i) violate (A) any applicable provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture or any material agreement or other material instrument to which the any Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture or material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party (other than Liens created under this Agreement the Loan Documents and, solely with respect to the Limited Recourse Guarantor, the Parent Credit Agreement and the “Loan Documents” as defined in the Parent Credit Agreement).
     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Account Party and the Limited Recourse Guarantor and constitutes, each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, and any other document executed by any Loan Party in connection with this Agreement will constitute, a legal, valid and binding obligation of such Loan Party party thereto enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally and (including with respect to specific performance) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.
     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements, (b) any immaterial actions, consents, approvals, registrations or filings or (c) such as have been made or obtained and are in full force and effect.
     SECTION 3.05. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since the L/C Facility Closing Date.
     SECTION 3.06. Litigation; Compliance with Laws. (a) Except as set forth in Schedule 3.09 of the Parent Credit Agreement (such exception to apply solely with respect to the Limited Recourse Guarantor and not with respect to the Account Party), there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any business, property or material rights of any Loan Party (i) that, as of the L/C Facility Closing Date, involve any Loan Document or the Transactions or, at any time thereafter, involve any Loan Document or the Transactions and which could reasonably be expected to be material and adverse to the interests of the Loan Parties, taken as a whole, or the Issuing Bank, or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) Except as set forth in Schedule 3.09 of the Parent Credit Agreement (such exception to apply solely with respect to the Limited Recourse Guarantor and not with respect to the Account Party), no Loan Party nor any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.07. Agreements. No Loan Party is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Account Party has no material liability or other obligation (including Indebtedness, Guarantees, contingent liabilities and liabilities for taxes) other than the L/C Obligations, liabilities and obligations to one or more issuing banks pursuant to and in accordance with any Additional L/C Facility Agreement, any liabilities expressly permitted by Section 6.08 of this Agreement, and liabilities and obligations reasonably related, ancillary or incidental to any of the foregoing.
     SECTION 3.08. Federal Reserve Regulations. (a) No Loan Party is engaged principally, or as one of its material activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Account Party in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Letters of Credit was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Letters of Credit, Margin Stock will not constitute more than 25% of the value of the assets of the Account Party, the Limited Recourse Guarantor and the Subsidiaries of the Limited Recourse Guarantor. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by Issuing Bank, the Account Party will furnish to the Issuing Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
     SECTION 3.09. Investment Company Act. No Loan Party is an “investment company” as defined in, and subject to registration under, the Investment Company Act of 1940, as amended from time to time.
     SECTION 3.10. Use of Proceeds. The Account Party will request the issuance of Letters of Credit solely for the working capital requirements and general corporate purposes of (i) the Limited Recourse Guarantor and/or (ii) any direct or indirect Subsidiary or Minority Investment of the Limited Recourse Guarantor (other than the Account Party, except in respect of any Additional L/C Facility Agreements), including to support Commodity Hedging Obligations (as defined under the Parent Credit Agreement).
     SECTION 3.11. Tax Returns. Each Loan Party has timely filed or timely caused to be filed all material Federal, state, local and foreign tax returns or materials required to have been filed by it and all such tax returns are correct and complete in all material respects. Each Loan Party has timely paid or caused to be timely paid all material Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Account Party or the Limited Recourse Guarantor, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Account Party has made adequate provision in accordance with GAAP for all Taxes accrued and not yet due and payable. Except to the extent constituting Permitted Liens, no Lien for Taxes has been filed (except for Taxes not yet delinquent that are being contested in good faith by appropriate proceedings), and to the knowledge of the Account Party and the Limited Recourse Guarantor, based on the receipt of written notice, no claim is being asserted, with respect to any Tax. Neither the Account Party nor the Limited Recourse Guarantor (a) intends to treat the Transactions or any of the other transactions contemplated by any Loan Document as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.

     SECTION 3.12. No Material Misstatements. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Account Party or the Limited Recourse Guarantor to the Issuing Bank for use in connection with the Transactions or in connection with the negotiation of any Loan Document and any other document executed by the Account Party in connection with this Agreement or included therein or delivered pursuant thereto contained, contains or will contain (as of the date of its delivery to the Issuing Bank or, as modified or supplemented, as of the L/C Facility Closing Date) any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such written information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection (including pro forma financial statements) or is information of a general economic or market nature, the Account Party and the Limited Recourse Guarantor, as applicable, represents only that it acted in good faith and upon assumptions believed to be reasonable at the time, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Account Party and the Limited Recourse Guarantor, and that no assurance can be given that such projections will be realized.
     SECTION 3.13. Collateral(a) . The grant pursuant to Section 8.01 is effective to create in favor of the Issuing Bank a legal, valid, binding and enforceable security interest in the L/C Collateral Account and all other Collateral (other than money not credited to the L/C Collateral Account or money not constituting identifiable proceeds of Collateral), prior and superior to the rights of any other Person (subject to Permitted Liens described in Section 6.02(b)), and this Agreement is effective to perfect such security interest, in each case, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefor may be brought and subject to Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other provision as is required in conformity with GAAP has been made therefor.
     SECTION 3.14. Solvency. Immediately after the consummation of the Transactions to occur on the L/C Facility Closing Date and immediately following any Issuance and after giving effect to the application of the proceeds of each Issuance, (a) the fair value of the assets of the Account Party (on a stand-alone basis) and the Loan Parties, taken as a whole, at a fair valuation, taking into account the effect of any indemnities, contribution or subrogation rights, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Account Party (on a stand-alone basis) and the Loan Parties, taken as a whole, taking into account the effect of any indemnities, contribution or subrogation rights, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Account Party (on a stand-alone basis) and the Loan Parties, taken as a whole, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Account Party (on a stand-alone basis) and the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the L/C Facility Closing Date.

     SECTION 3.15. Liabilities and Obligations of Account Party. The Account Party has no material liability or other obligation (including Indebtedness, Guarantees, contingent liabilities and liabilities for taxes) other than its obligations under this Agreement and each other Loan Document and its obligations to one or more issuing banks pursuant to and in accordance with the terms and provisions of any Additional L/C Facility Agreement, liabilities expressly permitted by Section 6.08 of this Agreement and liabilities and obligations reasonably related, ancillary or incidental to any of the foregoing.
     SECTION 3.16. Independent Credit Analysis. Each Loan Party has independently and without reliance upon the Issuing Bank or the Deposit Bank and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.
ARTICLE IV.
Conditions of Issuance
     The obligation of the Issuing Bank to Issue Letters of Credit hereunder is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions:
     SECTION 4.01. All Issuances. On the date of each Issuance on or after the L/C Facility Closing Date:
     (a) The Issuing Bank shall have received a notice requesting the Issuance of such Letter of Credit as required by Section 2.02.
     (b) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Issuance with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.
     (c) At the time of and immediately after such Issuance, no Event of Default or Default shall have occurred and be continuing.
     (d) After giving effect to such Issuance, the L/C Exposure shall not exceed the lesser of the L/C Collateral Account Balance and the L/C Commitment then in effect.
     Each Issuance shall be deemed to constitute a representation and warranty by the Account Party on the date of such Issuance as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.01.
     SECTION 4.02. Conditions Precedent to L/C Facility Closing Date. On the L/C Facility Closing Date:
     (a) The Issuing Bank shall have received a favorable written opinion of Kirkland & Ellis LLP, counsel for each Loan Party, in form and substance reasonably satisfactory to the Issuing Bank, (i) dated the L/C Facility Closing Date, (ii) addressed to the Issuing Bank and (iii) covering such corporate, security interest and related matters (including, without limitation, as to the non-consolidation of the Account Party and no conflict with certain specified laws and material agreements) relating to the Loan Documents and the Transactions as the Issuing Bank

shall reasonably request and which are customary for transactions of the type contemplated herein.
     (b) The Issuing Bank shall have received (i) a copy of the certificate or articles of incorporation, certificate of formation or other formation documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and, with respect to the certificate of formation or other formation documents of the Account Party (the “Account Party Formation Documents”), and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the L/C Facility Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating agreement, as applicable, of such Loan Party, and containing the Bankruptcy Remote Provisions, (such operating agreement of the Account Party, together with the Account Party Formation Documents, the “Account Party Organizational Documents”) as in effect on the L/C Facility Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, in the case of the Limited Recourse Guarantor, the Limited Guaranty hereunder and, in the case of the Account Party, the incurrence of Indebtedness under Letters of Credit and the granting of the Liens contemplated to be granted by it hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; (iv) if requested, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (title III of Pub. L. 107-56 (signed into law October 26, 2001)); and (v) evidence that immediately after giving effect to the Transactions to occur on the L/C Facility Closing Date, the Account Party has no Indebtedness (other than Indebtedness outstanding under the Loan Documents and any Additional L/C Facility Agreement) or Capital Stock (other than any Capital Stock owned by the Limited Recourse Guarantor or by, or by Persons on behalf of, or at the request of, the Issuing Bank or any other issuing bank under any Additional L/C Facility Agreement).
     (c) The Issuing Bank shall have received a certificate, dated the L/C Facility Closing Date and signed by a Financial Officer of the Account Party, confirming compliance with the conditions precedent set forth in paragraphs (b), (c) and (d) of Section 4.01.
     (d) The Issuing Bank shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Account Party and of the Limited Recourse Guarantor and (ii) the Reimbursement Agreement, executed and delivered by a duly authorized officer of the Account Party, the Limited Recourse Guarantor and each other subsidiary of the Limited Recourse Guarantor party thereto, in form and substance reasonably satisfactory to the Issuing Bank.
     (e) The Account Party shall have paid all fees and reasonable, documented out-of-pocket costs and expenses (including reasonable legal fees and expenses of Latham & Watkins

LLP, counsel to the Issuing Bank) and other compensation accrued and payable as of such date to the Issuing Bank as separately agreed by the Account Party and the Issuing Bank.
     (f) The Issuing Bank shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Account Party, and such search shall reveal no Liens on any of the assets of the Account Party other than Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other provision as is required in conformity with GAAP has been made therefore.
     (g) The Issuing Bank shall have received a solvency certificate from a Financial Officer of the Account Party and the Limited Recourse Guarantor, in form and substance reasonably satisfactory to the Issuing Bank, supporting the conclusions that after giving effect to the Transactions, none of the Account Party (on a stand-alone basis) and the Loan Parties, taken as a whole, will be insolvent or be rendered insolvent by the Indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature, in each consistent with the provisions of Section 3.14 hereof.
     (h) The Issuing Bank shall be reasonably satisfied that the Limited Recourse Guarantor has contributed the L/C Facility Closing Date L/C Cash Collateral Amount to the Account Party pursuant to the Equity Contribution and that the Account Party has deposited the applicable portion of the L/C Facility Closing Date L/C Cash Collateral Amount into the L/C Collateral Account.
     (i) The Account Party shall have issued a special membership interest to the Issuing Bank on terms and conditions, and pursuant to documentation in form and substance, reasonably satisfactory to the Issuing Bank.
     (j) The Issuing Bank shall have received a fully executed or conformed copy of the Parent Credit Agreement. The Parent Credit Agreement shall be in full force and effect and shall be in form and substance, as relevant to its material interests, reasonably satisfactory to the Issuing Bank including, without limitation, that the Collateral shall be excluded from the “Collateral” under and as defined in the Parent Credit Agreement and each other “Loan Document” as defined under the Parent Credit Agreement.
ARTICLE V.
Affirmative Covenants
     The Account Party, and, solely with respect to Sections 5.01 and 5.08, the Limited Recourse Guarantor, covenants and agrees with the Issuing Bank that so long as this Agreement shall remain in effect and until the L/C Commitments have been terminated and all interest, Fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, the Account Party (and with respect to Sections 5.01 and 5.08), the Limited Recourse Guarantor will:
     SECTION 5.01. Corporate Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence in accordance with the respective organizational documents (as the same may be amended from time to time); and (b)

the rights (charter and statutory), licenses and franchises of each Loan Party, except where the failure to so preserve and keep could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.02. Taxes. Pay, prior to delinquency, all material Taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings and where the Account Party shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.
     SECTION 5.03. Litigation and Other Notices. Furnish to the Issuing Bank written notice of the following promptly after the Account Party obtains knowledge thereof:
     (a) any Event of Default or Default, including as a result of any Lien (other than any Lien not prohibited under this Agreement) on any of the Collateral, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against the Account Party that could reasonably be expected to result in a Material Adverse Effect; and
     (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     SECTION 5.04. Information Regarding Collateral. Furnish to the Issuing Bank prompt written notice of any change (i) in the Account Party’s corporate name as set forth in its certificate of incorporation, certificate of formation or other relevant organizational documents, (ii) in the Account Party’s corporate structure, (iii) in the Account Party’s chief executive office or (iv) in the Account Party’s Federal Taxpayer Identification Number. The Account Party agrees not to effect or permit any change referred to in the preceding sentence unless a reasonable period has been provided (such period to be at least thirty (30) days) for making all filings under the UCC or otherwise and taking all other actions, in each case that are required in order for the Issuing Bank to continue at all times following such change to have a valid, legal and perfected (subject to the limitations set forth in Section 3.13) security interest in all the Collateral.
     SECTION 5.05. Use of Proceeds. Request the issuance of Letters of Credit only for the purposes set forth in Section 3.10.
     SECTION 5.06. L/C Collateral Account. On the L/C Facility Closing Date, the requisite portion of the amount received by the Account Party from the Limited Recourse Guarantor pursuant to the Equity Contribution, together with other funds (if any) expressly provided by the Account Party to that effect, shall be deposited in the L/C Collateral Account, and the Account Party agrees that at all times on the L/C Facility Closing Date and thereafter it shall immediately cause additional funds to be deposited and held in the L/C Collateral Account from time to time, such that the L/C Collateral Account Balance shall at least equal the aggregate L/C Exposure at such time.
     SECTION 5.07. Further Assurances. From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Issuing Bank or the Deposit Bank may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or perfecting or renewing the rights of the Issuing Bank with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Account Party which assets or property may be deemed to be part of the Collateral), as applicable, pursuant hereto or thereto. Upon the exercise by the Issuing Bank of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Account Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Issuing Bank may be required to obtain from the Account Party for such governmental consent, approval, recording, qualification or authorization.
     SECTION 5.08. Ownership of Account Party. At all times own 100% of the Capital Stock of the Account Party (other than any special membership interest owned by, or by Persons on behalf of, or at the request of, the Issuing Bank or any other issuing bank under any Additional L/C Facility Agreement) such that the Account Party shall at all times be (except for any such special membership interest) a wholly owned subsidiary of the Limited Recourse Guarantor.
     SECTION 5.09. Certain Undertakings Related to Organizational Documents and Separateness of Account Party(a) . Without limiting any, and subject to all, other covenants of the Account Party contained in this Agreement, the Account Party shall at all times comply with the provisions of the Account Party Organizational Documents as in effect on the L/C Facility Closing Date, including, without limitation, regarding the maintenance of its separate existence as set forth in Section 5.1 of its operating agreement as in effect on the L/C Facility Closing Date and provisions relating to the limited purpose of the Account Party, the Independent Director, and approvals by the Independent Director of material actions and amendments to such Account Party Organizational Documents.
ARTICLE VI.
Negative Covenants
     The Account Party covenants and agrees with the Issuing Bank that so long as this Agreement shall remain in effect and until the L/C Commitments have been terminated and all interest, Fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, the Account Party will not:
     SECTION 6.01. Indebtedness and Preferred Stock. Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness or other obligations, and will not issue any Capital Stock or preferred Capital Stock except for:
     (a) the incurrence by the Account Party of the Indebtedness and other obligations created (and the reimbursement obligations with respect to Letters of Credit issued) under the Loan Documents and any other obligations reasonably related, ancillary or incidental thereto;
     (b) the incurrence by the Account Party of Indebtedness and other obligations created (and the reimbursement obligations with respect to letters of credit) under the Additional

L/C Facility Agreements and any other obligations reasonably related, ancillary or incidental thereto; and
     (c) the common Capital Stock issued to the Limited Recourse Guarantor on or prior to the L/C Facility Closing Date and the special membership interests issued to (i) the Issuing Bank, or other Persons on behalf of, or at the request of, the Issuing Bank, on the L/C Facility Closing Date and (ii) each other issuing bank, or other Persons on behalf of, or at the request of, each such issuing bank, under, and in accordance with, the Additional L/C Facility Agreements.
     SECTION 6.02. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except for:
     (a) Liens held by the Issuing Bank pursuant to this Agreement and each other Loan Document on the Collateral, including the L/C Collateral Account, securing the L/C Obligations;
     (b) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other provision as is required in conformity with GAAP has been made therefore; and
     (c) Liens held by DB (or any of its Affiliates) and each other issuing bank under each Additional L/C Facility Agreements on any amounts on deposit in any cash collateral account maintained with or for the benefit of DB (or any of its Affiliates) and each other issuing bank under each Additional L/C Facility Agreement, together with all financial assets credited thereto, and all Permitted Deposit Investments purchased with funds on deposit therein, and any reimbursement agreements among the Account Party, the Limited Recourse Guarantor and each subsidiary of the Limited Recourse Guarantor party thereto as provided in the Additional L/C Facility Agreements, and all products and proceeds of any of the foregoing, pledged by the Account Party to secure the obligations of the Account Party under such Additional L/C Facility Agreements (which, for the avoidance of doubt, shall not include any of the Collateral).
     SECTION 6.03. Limitation on Dividends(a) . Declare or pay any dividends (other than dividends payable solely in its common Capital Stock) or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any direct or indirect parent of the Account Party now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Capital Stock) (all of the foregoing “Dividends”); provided that so long as no Default or Event of Default exists or would exist after giving effect thereto, the Account Party may make a cash Dividend or distribution to the Limited Recourse Guarantor with (i) the proceeds of any Permitted Withdrawal Amount or (ii) the proceeds of any amounts permitted to be withdrawn from any other similar account to the L/C Collateral Account established in accordance with any Additional L/C Facility Agreement, to the extent permitted under such Additional L/C Facility Agreement.
     SECTION 6.04. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Account Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Issuing Bank securing the L/C Obligations; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, (ii) restrictions or conditions imposed by any Additional L/C Facility Agreement if such restrictions or conditions apply only to the collateral securing such Indebtedness as expressly permitted under this Agreement, and

(iii) customary provisions in contracts restricting the assignment thereof (whether for collateral purposes or otherwise) or otherwise restricting or affecting the property subject thereto.
     SECTION 6.05. Limitation on Investments. Make any Investment except for (a) Investments of any amounts in the L/C Collateral Account, or any other similar account established in accordance with any Additional L/C Facility Agreement, to the extent permitted under this Agreement or such Additional L/C Facility Agreement, respectively; (b) Cash Equivalents; and (c) Investments (if any) resulting from its obligations under any Reimbursement Agreements or reimbursement agreements relating to any Additional L/C Facility Agreement.
     SECTION 6.06. Mergers, Consolidations and Sale of Assets. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) any of the assets (whether now owned or hereafter acquired) of the Account Party; provided that nothing in this Section 6.06 shall restrict the making of any Dividends permitted under Section 6.03 or Investments permitted under Section 6.05.
     SECTION 6.07. Transactions with Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Account Party (each, an “Affiliate Transaction”), unless (a) the Affiliate Transaction is on terms that are no less favorable to the Account Party (as reasonably determined by the Account Party) than those that would have been obtained in a comparable transaction by the Account Party with an unrelated Person; and (b) the Account Party delivers to the Issuing Bank with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate Fair Market Value consideration in excess of $75,000,000, a resolution of the Board of Directors of the Account Party attached to an officers’ certificate certifying that such Affiliate Transaction complies with clause (a) of this Section and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; provided that the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of this Section: (i) the issuance of Letters of Credit hereunder, or letters of credit pursuant to any Additional L/C Facility Agreement, to support the obligations of the Limited Recourse Guarantor or any subsidiary of the Limited Recourse Guarantor; (ii) the Reimbursement Agreement and any similar reimbursement agreement entered into in connection with any Additional L/C Facility Agreement; (iii) the Limited Guaranty; (iv) any Dividend permitted under Section 6.03; (v) and Investment permitted under Section 6.05; and (vi) any agreement to do any of the foregoing.
     SECTION 6.08. Business Activities. Engage in any business activities or have any properties, assets or liabilities other than (i) its liabilities under this Agreement and each other Loan Document and the Additional L/C Facility Agreements, (ii) the L/C Collateral Account and any other collateral account established in accordance with any Additional L/C Facility Agreement, and any cash, Cash Equivalents, other securities or investments comparable to Cash Equivalents and other funds and investments held in the L/C Collateral Account or such other collateral account and all products and proceeds thereof, the proceeds of any Permitted Withdrawal Amount, any contractual reimbursement rights granted by Affiliates of the Account Party in favor of the Account Party pursuant to the Reimbursement Agreement and any similar reimbursement agreement in connection with any Additional L/C Facility Agreement, and other assets of a de minimis value, (iii) the incurrence of Indebtedness and Liens, the issuance of Capital Stock, the payment of Dividends and the making or incurrence of Investments, in each case, as expressly permitted under this Agreement, (iv) in the case of each of clauses (i), (ii) and (iii), liabilities and obligations reasonably related, ancillary or incidental thereto, and (iv) and business activity necessary in connection with the consummation of the Transactions and expressly permitted under this Agreement.
     SECTION 6.09. Other Indebtedness and Agreements. Enter into or permit any waiver, supplement, modification or amendment of (a) the provisions relating to the reimbursement obligations of the parties thereto under the Reimbursement Agreement or Section 9.23 of the Parent Credit Agreement, in each case as in effect on the L/C Facility Closing Date, in a manner materially adverse to the Issuing Bank without the prior written consent of the Issuing Bank or (b) any Account Party Organizational Documents, including, without limitation, the Bankruptcy Remote Provisions in any such Account Party Organizational Documents, if such waiver, supplement, modification or amendment would adversely affect the interests of the Issuing Bank under this Agreement or any other Loan Document or in the L/C Collateral Account.
     SECTION 6.10. Independent Director. (a) Remove any Independent Director of the Account Party, without delivering a certificate of an officer of the Account Party to the Issuing Bank certifying that the replacement Independent Director satisfies the definition of “Independent Director”.
     (b) Replace any Independent Director of the Account Party unless such replacement Independent Director is an officer, director or employee of an entity that provides, in the ordinary course of its business, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and otherwise satisfies the definition of “Independent Director”.
ARTICLE VII.

Limited Guaranty
     SECTION 7.01. Limited Recourse Guarantee.
          (a) The Limited Recourse Guarantor, unconditionally and irrevocably, hereby guarantees to the Issuing Bank, but only up to the Maximum Amount (as defined below) the prompt and complete payment and performance by the Account Party when due (whether at the stated maturity, by acceleration or otherwise) of the L/C Obligations. The maximum aggregate liability of the Limited Recourse Guarantor hereunder and under any other Loan Document in respect of any and all L/C Exposure shall not exceed, at any time and under any circumstance, 5% of the greater of (x) the amount of the L/C Exposure then outstanding at such time and (y) the amount of the L/C Commitment then outstanding at such time (the “Maximum Amount”), and the Issuing Bank hereby agrees that the Limited Recourse Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Agreement and this Agreement may not be enforced against the Limited Recourse Guarantor without giving effect to the Maximum Amount.
          (b) If and to the extent required in order for the Guarantor Obligations of the Limited Recourse Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of the Limited Recourse Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by the Limited Recourse Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under Section 7.02. The Limited Recourse Guarantor acknowledges and agrees that, to the extent not prohibited by applicable law, (i) the Limited Recourse Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including the Limited Recourse Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right under such laws to reduce, or request any judicial relief that has the effect of reducing, the amount of its liability under this Agreement, (ii) the Limited Recourse Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including the Limited Recourse Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right to enforce the limitation set forth in this Section 7.01(b) or to reduce, or request judicial relief reducing, the amount of its liability under this Agreement and (iii) the limitation set forth in this Section 7.01(b) may be enforced only to the extent required under such laws in order for the obligations of the Limited Recourse Guarantor under this Agreement to be enforceable under such laws and only by or for the benefit of a creditor, representative of creditors or bankruptcy trustee of the Limited Recourse Guarantor or other Person entitled, under such laws, to enforce the provisions thereof.
          (c) The Limited Recourse Guarantor agrees that the applicable L/C Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of Limited Recourse Guarantor under Sections 7.01 (a) and (b) without impairing the guarantee contained in this Article VII or affecting the rights and remedies of the Issuing Bank hereunder or the maximum aggregate liability of the Limited Recourse Guarantor not to exceed the Maximum Amount.
          (d) The Limited Guaranty shall remain in full force and effect until all the L/C Obligations shall have been satisfied by payment in full in cash (other than indemnification and other contingent obligations not then due and payable), no Letter of Credit shall be outstanding under this Agreement and all L/C Commitments shall have been terminated or expired, notwithstanding that from time to time during the term this Agreement the Account Party may be free from any or all of its L/C Obligations.
          (e) No payment made by the Account Party, any other guarantor or any other Person or received or collected by the Issuing Bank from the Account Party, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the L/C Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Limited Recourse Guarantor hereunder (except as such payment or set-off may reduce the amount of the L/C Obligations guaranteed hereunder) which shall, notwithstanding any such payment (other than any payment made by the Limited Recourse Guarantor in respect of the L/C Obligations or any payment received or collected from Limited Recourse Guarantor in respect of the L/C Obligations), remain liable for the L/C Obligations up to the maximum liability of the Limited Recourse Guarantor equal to the Maximum Amount until the L/C Obligations shall have been satisfied in full (other than indemnification and other contingent obligations not then due and payable), and no Letter of Credit shall be outstanding under this Agreement and all L/C Commitments shall have been terminated or expired.
     SECTION 7.02. Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Guaranteed Obligations by the Limited Recourse Guarantor or is received or collected on account of the Guaranteed Obligations from the Limited Recourse Guarantor or its property:
          (a) If such payment is made by the Account Party or from its respective property, then, if and to the extent such payment is made on account of Guaranteed Obligations arising from or relating to a Letter of Credit issued for the account of the Account Party, the Account Party shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from the Limited Recourse Guarantor or (ii) to be subrogated to any claim, interest, right or remedy of the Issuing Bank against any other Person, including the Limited Recourse Guarantor or its property.
          (b) If such payment is made by the Limited Recourse Guarantor or from its property, the Limited Recourse Guarantor shall be entitled, subject to and upon payment in full of the Guaranteed Obligations (other than indemnification and other contingent obligations not then due and payable), to demand and enforce reimbursement for the full amount of such payment from the Account Party.
          (c) All rights and claims arising under this Section 7.02 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of the Limited Recourse Guarantor as to any payment on account of the Guaranteed Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full in cash of all of the Guaranteed Obligations (other than indemnification and other contingent obligations not then due and payable) and, if applicable, the termination of all L/C Commitments or the discharge of all outstanding Letters of Credit. Until payment in full in cash of the Guaranteed Obligations (other than indemnification and other contingent obligations not then due and payable) and, if applicable, the termination of the L/C Commitments or the discharge of all outstanding Letters of Credit, the Limited Recourse Guarantor shall not demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to the Limited Recourse Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the Person making such payment or distribution directly to the Issuing Bank, for application to the payment of the Guaranteed Obligations. If any such payment or distribution is received by the Limited Recourse Guarantor, it shall be held by the Limited Recourse Guarantor for the benefit of the Issuing Bank, and shall forthwith be transferred and delivered by the Limited Recourse Guarantor to the Issuing Bank, in the exact form received and, if necessary, duly endorsed.
          (d) The obligations of the Limited Recourse Guarantor hereunder, including its liability for the Guaranteed Obligations, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 7.02. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by the Issuing Bank against the Limited Recourse Guarantor. The Issuing Bank makes no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.
          (e) The Limited Recourse Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against the Account Party, but (i) the exercise and enforcement of such rights shall be subject to Section 7.02(d) and (ii) the Issuing Bank shall not have any duty or liability whatsoever in respect of any such right.
     SECTION 7.03. Amendments, etc. with respect to the L/C Obligations. The Limited Recourse Guarantor shall remain obligated hereunder notwithstanding that any demand for payment of any of the L/C Obligations made by Issuing Bank may be rescinded by the Issuing Bank and any of the L/C Obligations continued, and the L/C Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Issuing Bank and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the requisite parties thereto may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Issuing Bank for the payment of the L/C Obligations may be sold, exchanged, waived, surrendered or released. The Issuing Bank shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the L/C Obligations or for the guarantee contained in this Article VII or any property subject thereto.
     SECTION 7.04. Guarantee Absolute and Unconditional. The Limited Recourse Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the L/C Obligations and notice of or proof of reliance by the Issuing Bank upon the guarantee contained in this Article VII or acceptance of the guarantee contained in this Article VII; the L/C Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article VII; and all dealings between the Account Party and the Limited Recourse Guarantor, on the one hand, and the Issuing Bank, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article VII. The Limited Recourse Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Account Party with respect to the L/C Obligations. The Limited Recourse Guarantor understands and agrees that the guarantees contained in this Article VII (subject to the maximum aggregate liability of the Limited Recourse Guarantor not to exceed the Maximum Amount) shall be construed as continuing, absolute and unconditional guarantees of payment and performance without regard to (a) the validity or enforceability of any Loan Document, any of the L/C Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Issuing Bank, (b) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by the Account Party or any other Person against the Issuing Bank, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Account Party or the Limited Recourse Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Account Party for the L/C Obligations, or of the Limited Recourse Guarantor under any guarantee contained in this Article VII, in bankruptcy or in any other instance in each case, other than payment in full and/or as agreed upon in writing with the Issuing Bank. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Limited Recourse Guarantor, the Issuing Bank may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Account Party or any other Person or against any collateral security or guarantee for the L/C Obligations or any right of offset with respect thereto, and any failure by the Issuing Bank to make any such demand, to pursue such other rights or remedies or to collect any payments from the Account Party or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Account Party or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Limited Recourse Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Issuing Bank against the Limited Recourse Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     SECTION 7.05. Reinstatement. The guarantees contained in this Article VII shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the L/C Obligations is rescinded or must otherwise be restored or returned by the Issuing Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Account Party or the Limited Recourse Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Account Party or the Limited Recourse Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     SECTION 7.06. Payments. The Limited Recourse Guarantor hereby covenants that any payments made by the Limited Recourse Guarantor pursuant to this Article VII will be paid as specified in Section 2.13.
     SECTION 7.07. No Bankruptcy Petition. The Limited Recourse Guarantor covenants and agrees that, prior to the date which is one year and one day after the payment in full of the Account Party’s obligations under this Agreement (other than indemnification and other contingent obligations not then due and payable), it will not institute against, or join with any other Person in instituting, against the Account Party any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other similar proceedings, under any Federal or state bankruptcy or similar law. In the event that the Limited Recourse Guarantor takes action in violation of this Section 7.07, the Account Party shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by any such the Limited Recourse Guarantor against the Account Party or the commencement of such action and raising the defense that the Limited Recourse Guarantor has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as are appropriate; and if the Limited Recourse Guarantor acts in violation of this Section 7.07, it shall be liable for and pay the costs and expenses of the Account Party in connection therewith. The provisions of this Section 7.07 shall survive the termination of this Agreement.
ARTICLE VIII.
Security Interest
     SECTION 8.01. Grant of Security Interest.
     (a) As continuing security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all L/C Obligations of the Account Party to the Issuing Bank under this Agreement, the Account Party hereby pledges and assigns to the Issuing Bank, its successors and assigns, and hereby grants to the Issuing Bank, its successors and assigns, a first priority security interest in all right, title or interest in or to the following: the Reimbursement Agreement; the L/C Collateral Account and all amounts on deposit therein, all financial assets credited thereto, all rights to renew or withdraw the same, all certificates and instruments, if any, from time to time representing or evidencing the L/C Collateral Account; all Permitted Deposit Investments purchased with funds on deposit in the L/C Collateral Account; and all products and proceeds of any of the foregoing, in each case, now owned or at any time hereafter acquired by the Account Party or in which the Account Party now has or at any time in the future may acquire any right, title or interest (all of the foregoing, collectively, the “Collateral”). The Account Party agrees that if it shall fail to pay to the Issuing Bank any amount payable under this Agreement when due, the Issuing Bank may at any time and from time to time, without notice to the Account Party (any such notice being expressly waived by the Account Party), instruct the Deposit Bank to distribute to the Issuing Bank any and all amounts on deposit in or credited to the L/C Collateral Account, together with all Permitted Deposit Investments purchased with funds on deposit in the L/C Collateral Account, against, and/or continue to hold such amounts on deposit as security for, the payment of any and all L/C Obligations of the Account Party under this Agreement and each other Loan Document as the same may become due, all as the Issuing Bank may elect in its sole discretion. The Account

Party hereby agrees that the security interest granted pursuant to this Section 8.01 shall be a continuing security interest for the payment of all L/C Obligations of the Account Party to the Issuing Bank under this Agreement and each other Loan Document so long as any Letter of Credit remains outstanding and/or any L/C Obligations or other amount remains due and payable to the Issuing Bank under this Agreement or any other Loan Document.
     (b) This Agreement, and the security interests and Liens granted and created herein, secures the payment and performance of all L/C Obligations now or hereafter in effect, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including any interest accruing at the then applicable rate provided in this Agreement after the maturity of the L/C Obligations hereunder and reimbursement obligations herein and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Account Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, premiums, penalties, indemnifications, expenses or otherwise, and including all amounts that constitute part of the L/C Obligations and would be owed by the Account Party but for the fact that they are unenforceable or not allowed due to a pending bankruptcy case or receivership, insolvency or liquidation proceeding.
     SECTION 8.02. Code and Other Remedies.
     (a) If an Event of Default shall occur and be continuing, the Issuing Bank may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the L/C Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. If an Event of Default shall occur and be continuing, the Issuing Bank shall also have the right, upon delivery of a written instruction by the Issuing Bank to the Deposit Bank and without notice to the Account Party except as required by law, to instruct the Deposit Bank to distribute all or any part of the L/C Collateral Account against the L/C Obligations or any part thereof in accordance with such instructions (including to cause any Permitted Deposit Investments to be liquidated or sold).
     (b) The Issuing Bank shall apply the net proceeds of any action taken by it pursuant to this Section 8.02, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Issuing Bank and the Deposit Bank hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the L/C Obligations in accordance with the last paragraph of Article IX. To the extent permitted by applicable law, the Account Party waives all claims, damages and demands it may acquire against the Issuing Bank and the Deposit Bank arising out of the exercise by it of any rights hereunder, except for gross negligence and willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
     SECTION 8.03. Delivery of Collateral, Execution of Financing Statements and Related Representations and Covenants.
     (a) Execution of Financing Statements. The Account Party acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Account Party authorizes the Issuing Bank to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, without the signature of the Account Party, in such form and in such offices as the Issuing Bank reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Issuing Bank in the Collateral under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.
     (b) Corporate Matters. The Account Party represents and warrants that it is duly organized as a limited liability company under the laws of Delaware and as of the date hereof its full legal name is as set forth in the preamble of this Agreement.
     (c) Delivery of Collateral. The Account Party hereby covenants and agrees that all certificates or instruments, if any, representing or evidencing the Collateral or any portion thereof will be delivered to the Deposit Bank and held on behalf of the Issuing Bank pursuant hereto and will be in suitable form for transfer by delivery, or will be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Issuing Bank. The Deposit Bank, at the direction of the Issuing Bank, shall, at any time, and without notice to the Account Party, transfer to or register in the name of the Issuing Bank or any of its nominees any or all of the Collateral. In addition, the Deposit Bank will have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations. The Deposit Bank will have no obligation whatsoever to take any action in respect of the discretionary corporate action affecting the Collateral and will not assume any responsibility or incur any liability for, or have any responsibility to monitor, any discretionary corporate action affecting the Collateral.
     (d) Maintaining the L/C Collateral Account. So long as any L/C Obligations (other than indemnities and other contingent L/C Obligations not then due and payable) remain outstanding or any amount remains unpaid, the Account Party hereby covenants and agrees that it will maintain the L/C Collateral Account with the Deposit Bank under the sole control of the Issuing Bank. The parties hereto acknowledge and agree that the L/C Collateral Account is a securities account and a deposit account as such terms are set forth in the UCC.
     SECTION 8.04. Investing of Amounts in the L/C Collateral Account.
     (a) If requested in a written instruction, signed by Financial Officer of the Account Party, the Deposit Bank will, subject to the provisions of Sections 2.16, 8.01 and 8.02 hereof, from time to time (i) invest amounts on deposit in the L/C Collateral Account in such notes, bankers’ acceptances, certificates of deposit, debt instruments, investment property or financial assets as the Account Party may select in such instruction and as the Issuing Bank may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), and (ii) invest interest and income paid on the property referred to in clause (i) above, and reinvest the interest and income of any such property which may mature or be sold, in each case in such notes, bankers’ acceptances, certificates of deposit, debt instruments, investment property or financial assets as the Account Party may select and the Issuing Bank may from time to time approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) (such investments pursuant to clauses (i) and (ii), collectively, the “Permitted Deposit Investments”). Interest and proceeds that are not invested or reinvested as provided above will be deposited and held in the L/C Collateral Account. Subject to Sections 2.16, 8.01 and 8.02 hereof, interest earned in the L/C Collateral Account shall be paid quarterly to the Account Party via wire transfer to the account set forth on Schedule C. The parties hereto agree that all property (other than cash) referred to in this Section 8.04 and held in the L/C Collateral Account will be treated as financial assets under Article 8 of the UCC.
     (b) Any investment direction contained herein may be executed through an affiliated broker or dealer of the Deposit Bank and such broker or dealer, along with the Deposit Bank, will be entitled to its usual and customary fee. Neither Citigroup nor any of its affiliates assume any duty or liability for monitoring the investment rating.
     SECTION 8.05. Deposit Bank Appointed Attorney-in-Fact; Duties; No Liability.
     (a) The Account Party hereby appoints the Deposit Bank the Account Party’s attorney-in-fact, with full authority, but without any obligation whatsoever, in the place and stead of the Account Party and in the name of the Account Party or otherwise, from time to time upon the Account Party’s written request to take any action and to execute any instrument which may be necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, indorse and collect all instruments made payable to the Account Party representing any interest payment, dividend or other distribution in respect of the Collateral or any part thereof. This appointment shall not be deemed to create any liability on the part of the Deposit Bank.
     (b) The Account Party and the Issuing Bank acknowledge and agree that the duties, responsibilities and obligations of the Deposit Bank shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied.
     (c) The powers conferred on the Deposit Bank hereunder are solely to protect the Issuing Bank’s interest in the Collateral and will not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Deposit Bank will have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Deposit Bank has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Deposit Bank will be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Deposit Bank accords its own property and the Deposit Bank shall not be liable or responsible for any loss or diminution in the value of any of the Collateral.
     (d) In no event shall the Deposit Bank be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Issuing Bank or the Account Party, (ii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, (iii) for the investment or reinvestment of any Collateral held by it hereunder, in each case in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays in the investment or reinvestment of the Collateral, or any loss of interest incident to any such delays and (iv) for any action taken or omitted or any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder, in each case, in the absence of gross negligence or willful misconduct on its part.
     (e) No provision of this Agreement shall require the Deposit Bank to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.
     (f) The Deposit Bank shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with reasonably acceptable indemnification (including indemnities under this Agreement).

     (g) The Deposit Bank shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, instrument, certification, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it without being required to determine the authenticity or validity thereof, or the correctness of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order. The Deposit Bank may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.
     (h) The Deposit Bank may consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (i) In no event shall the Deposit Bank be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Deposit Bank has been advised of the likelihood of such loss or damage and regardless of the form of action.
     (j) In no event shall the Deposit Bank be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Deposit Bank shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
     (k) The Deposit Bank may resign at any time by giving the Issuing Bank and the Account Party forty-five (45) calendar days’ prior written notice thereof. Within forty-five (45) calendar days after receiving the foregoing notice of resignation from the Deposit Bank, the Account Party will appoint a successor deposit bank. If a successor deposit bank has not accepted such appointment by the end of such 45-day period, the Deposit Bank may, in its sole discretion, deliver the Collateral to the Issuing Bank at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor deposit bank or for other appropriate relief. The costs and expenses (including attorneys’ fees and expenses) incurred by Deposit Bank in connection with such proceeding will be promptly paid by, and be deemed an obligation of, the Account Party. In the event of any such resignation, the Deposit Bank will have no further obligation with respect to the Collateral. Upon receipt of the identity of the successor deposit bank, the Deposit Bank will either deliver the Collateral then held hereunder to the successor deposit bank, less the Deposit Bank’s fees, costs and expenses owed to the Deposit Bank, or hold such Collateral (or any portion thereof), pending distribution, until all such fees, costs and expenses are paid. Upon delivery of the Collateral to the successor deposit bank, the Deposit Bank will have no further duties, responsibilities or obligations hereunder.
     SECTION 8.06. Instructions, Verifications, Communications.
     (a) All instructions required under this Agreement shall be delivered to the Deposit Bank in writing, in English, in facsimile form, .pdf, or e-mail and, if so requested by the Deposit Bank, an original, executed by an Authorized Person (as hereinafter defined) of each of the Account Party or Issuing Bank or an entity acting on its behalf. The identity of such Authorized Persons, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to the Deposit Bank in the list of authorized signers form as set forth on Schedules A and B and shall remain in effect until the applicable party, or an entity acting on its behalf, notifies the Deposit Bank of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”). The Deposit Bank, the Account Party and the Issuing Bank agree that the above constitutes a commercially reasonable security procedure and further agree not to comply with any direction or instruction (other than those contained herein or delivered in accordance with the Agreement) from the Account Party or the Issuing Bank.
     (b) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Schedules A and B. Test Words must contain at least 8 alphanumeric characters, established at document execution and changed each time Schedules A or B are updated in accordance with (a) above. In addition or in lieu of test words, the Deposit Bank is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) specified to the Deposit Bank from time to time by an Authorized Person and the Deposit Bank may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instructions it receives, the Deposit Bank may record such call backs. If the Deposit Bank is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Deposit Bank. The Account Party and the Issuing Bank acknowledge that these security procedures for funds transfers are commercially reasonable.
     (c) Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Deposit Bank that the Deposit Bank deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Deposit Bank to the Email Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.
     (d) The provisions of this Section 8.06 may be amended by the Deposit Bank unilaterally upon notice to the Account Party and Issuing Bank.
ARTICLE IX.
Events of Default
     In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document (other than those specified in clause (k) below) or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, or other instrument furnished in connection with or pursuant to any Loan Document by the Account Party, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

     (b) default shall be made in the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable (and not reimbursed in accordance with Section 2.04(b)), whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of any interest on any L/C Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
     (d) default shall be made in the due observance or performance by (i) the Account Party of any covenant, condition or agreement contained in Section 5.01(a), 5.03, 5.05, 5.06, 5.08 or 5.09 or in Article VI or (ii) the Limited Recourse Guarantor of any covenant, condition or agreement contained in Section 5.08;
     (e) default shall be made in the due observance or performance by the Account Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above or clause (k) below) and such default shall continue unremedied for a period of 45 days after notice thereof from the Issuing Bank to the Account Party;
     (f) (i) if an event of default or event of termination or similar event under any Additional L/C Facility Agreement occurs and is continuing (after giving effect to any grace or cure periods), or (ii) the Limited Recourse Guarantor shall (A) fail to pay any principal or interest, regardless of amount, due in respect of the Parent Credit Agreement or any other Material Indebtedness of the Limited Recourse Guarantor when and as the same shall become due and payable (after giving effect to any grace or cure periods), or (B) any other event or condition occurs that results in the Parent Credit Agreement or any such other Material Indebtedness of the Limited Recourse Guarantor becoming due prior to its scheduled maturity or, solely with respect to the Parent Credit Agreement, that enables or permits (with or without the giving of notice, the lapse of time or both and after giving effect to any grace or cure periods) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (g) (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Account Party; (B) appoints a custodian of the Account Party or for all or substantially all of the property of the Account Party; or (C) orders the liquidation of the Account Party; and, in each of clauses (A), (B) or (C), the order or decree remains unstayed and in effect for 60 consecutive days, or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Limited Recourse Guarantor or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries and Excluded Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries and Excluded Subsidiaries) that, taken together, would constitute a Significant Subsidiary in an involuntary case; (B) appoints a custodian of the Limited Recourse Guarantor or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries and Excluded Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries and Excluded Subsidiaries) that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Limited Recourse Guarantor or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries and

Excluded Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries and Excluded Subsidiaries) that, taken together, would constitute a Significant Subsidiary; or (C) orders the liquidation of the Limited Recourse Guarantor or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries and Excluded Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries and Excluded Subsidiaries) that, taken together, would constitute a Significant Subsidiary; and, in each of clauses (A), (B) or (C), the order or decree remains unstayed and in effect for 60 consecutive days;
     (h) (i) the Account Party, pursuant to or within the meaning of the Bankruptcy Law (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) generally is not paying its debts as they become due, or (ii) the Limited Recourse Guarantor or any of its Restricted Subsidiaries (other than the Exempt Subsidiaries and Excluded Subsidiaries) that is a Significant Subsidiary or any group of Restricted Subsidiaries (other than the Exempt Subsidiaries and Excluded Subsidiaries) that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) generally is not paying its debts as they become due;
     (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (excluding therefrom any amount covered by insurance) shall be rendered against the Account Party and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Account Party to enforce any such judgment;
     (j) except as permitted by this Agreement, the Limited Guaranty shall be held by a final decision issued in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Limited Recourse Guarantor shall deny or disaffirm in writing its obligations under the Limited Guaranty;
     (k) the repudiation by the Account Party of any of its material obligations under any of the this Agreement or the unenforceability of any of the Loan Documents against the Account Party for any reason with respect to Collateral; or
     (l) there shall have occurred a Change of Control;
then, and in every such event (other than an event with respect to the Account Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: (i) the Issuing Bank may, by notice to the Account Party (with a copy to the Deposit Bank), terminate forthwith the L/C Commitments and (ii) the Issuing Bank may, by notice to the Account Party (with a copy to the Deposit Bank), declare all L/C Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Account Party accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Account Party, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Issuing Bank shall have the right to take all or any actions and exercise any remedies available to a secured party under this Agreement or any other Loan Document or applicable law or in equity; and in any event with respect to an event in respect of the Account Party described in paragraph (g) or (h) above, the L/C Commitments shall automatically terminate and the accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Account Party accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Account Party, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Issuing Bank shall have the right to take all or any actions and exercise any remedies available to a secured party under the this Agreement, any other Loan Document or applicable law or in equity.
     All proceeds received by the Issuing Bank or any other Person in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be held by the Issuing Bank as collateral for, and applied in full or in part by the Issuing Bank against, the applicable L/C Obligations hereunder then due and owing in the following order of priority: first, to the payment of all L/C Obligations for the benefit of the Issuing Bank and the Deposit Bank, including the payment of all costs and expenses of such sale, collection or other realization, including reasonable and documented fees, costs and expenses of the Issuing Bank or the Deposit Bank and their agents and counsel, and all other expenses, liabilities and advances made or incurred by the Issuing Bank or the Deposit Bank in connection therewith, and all amounts in each case for which the Issuing Bank or Deposit Bank is entitled to payment, reimbursement or indemnification under the Loan Documents, and to the payment of all costs and expenses paid or incurred by the Issuing Bank or Deposit Bank in connection with the exercise of any right or remedy under the Loan Documents, all in accordance with the terms of the Loan Documents; and second, to the extent of any excess proceeds, to the payment to or upon the order of the Account Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
ARTICLE X.
Miscellaneous
     SECTION 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to the Account Party or the Limited Recourse Guarantor, to the Account Party c/o the Limited Recourse Guarantor or to the Limited Recourse Guarantor, as applicable, in each case at NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540, Attention of Treasurer, Chief Financial Officer and General Counsel (Fax No. (609) 524-4501); with a copy to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, Attention of Andres Mena (Tel No. 212-446-4737; Fax No. 212-446-6460; Email: andres.mena@kirkland.com); with a copy to Kirkland & Ellis LLP, 300 North LaSalle St., Chicago, IL 60654, Attention of Gerald Nowak (Tel No. 312-862-2075; Fax No. 312-862-2200; Email: gerald.nowak.@kirkland.com);
     (b) if to the Issuing Bank, to Citibank, N.A., 388 Greenwich Street, 34th Floor, New York, New York, 10013, Attention of Brian McCabe (Tel No. 212-816-8196; Fax No. 646-291-1774; Email: brian.o.mccabe@citi.com); and
     (c) if to the Deposit Bank, to Citibank, N.A., Agency & Trust, 388 Greenwich Street, 14th Floor, New York, New York, 10013, Attention of Marie Ladolcetta (Tel No. 212-816-6086; Fax No. 212-657-2762; Email: marie.ladolcetta@citi.com).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01; provided, that no notices to the Deposit Bank shall be deemed given until actually received.
     SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Account Party and the Limited Recourse Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Issuing Bank and the Deposit Bank and shall survive the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Issuing Bank, the Deposit Bank or on either of their behalf, and shall continue in full force and effect (but such representations and warranties shall be deemed made by the Account Party only at such times and as of such dates as set forth in Section 4.01(b)) as long as the principal of or any accrued interest on any L/C Disbursement or any Fee or any other amount payable (other than indemnification and other contingent obligations that are not then due and payable) under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the L/C Commitments have not been terminated. The provisions of Sections 2.12, 2.14, 2.15, 2.16 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the expiration of the L/C Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Issuing Bank or the Deposit Bank.
     SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Issuing Bank and the Deposit Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
     SECTION 10.04. Successors and Assigns(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Account Party, the Limited Recourse Guarantor, the Deposit Bank or the Issuing Bank that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b) This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, provided, however, that the Issuing Bank may assign this Agreement to any of its Affiliates after giving five days’ prior written notice to the Account Party and the Deposit Bank.
     SECTION 10.05. Expenses; Indemnity. (a) The Account Party agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank and the Deposit Bank, including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Issuing Bank, in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated); provided that the Account Party shall not be responsible for the reasonable fees, charges and disbursements of more than one separate law firm for the Issuing Bank (in addition to one separate counsel for the Deposit Bank after the L/C Facility Closing Date (but not with respect to any fees, charge or disbursements incurred by any such counsel on or prior to the L/C Facility Closing Date), one local counsel per relevant jurisdiction or special counsel, including special workout or regulatory counsel) pursuant to its obligations under this sentence only. The Account Party also agrees to pay all documented out-of-pocket expenses incurred by each of the Issuing Bank and the Deposit Bank in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Letters of Credit issued hereunder, including the fees, charges and disbursements of Latham & Watkins LLP, counsel for the Issuing Bank, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel (including special workout counsel) for the Issuing Bank and the Deposit Bank.
     (b) The Account Party agrees to indemnify the Issuing Bank, the Deposit Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the issuance of Letters of Credit or the use of proceeds thereof, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent permitted by applicable law, the Account Party shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Letter of Credit or the use of the proceeds thereof.
     (d) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the expiration of the L/C Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Issuing Bank. All amounts due under this Section 10.05 shall be payable promptly upon written demand therefor.
     SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Issuing Bank and the Deposit Bank are hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all Collateral at any time held and other Indebtedness at any time owing by the Issuing Bank to or for the credit or the account of the Account Party against any of and all the obligations of the Account Party now or hereafter existing under this Agreement and other Loan Documents held by the Issuing Bank or the Deposit Bank, irrespective of whether or not the Issuing Bank or the Deposit Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of the Issuing Bank and the Deposit Bank under this

Section 10.06 are in addition to other rights and remedies (including other rights of setoff) which the Issuing Bank and the Deposit Bank may have.
     SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 10.08. Waivers; Amendment; Replacement of Non-Consenting Issuing Banks. (a) No failure or delay of the Issuing Bank or the Deposit Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The respective rights and remedies of the Issuing Bank and the Deposit Bank hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Account Party or the Limited Recourse Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Account Party in any case shall entitle the Account Party to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Account Party and the Issuing Bank and, solely with respect to any waiver, amendment or modification to (i) Section 5.08 or Article VII hereof, the Limited Recourse Guarantor, and (ii) Article VIII or Article X hereof, the Deposit Bank.
     SECTION 10.09. Entire Agreement. This Agreement and, solely among the Issuing Bank, the Account Party and the Limited Recourse Guarantor, the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Issuing Bank) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS

AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
     SECTION 10.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 10.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including “pdf”) shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 10.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 10.14. Jurisdiction; Consent to Service of Process. (a) Each of the Account Party and the Limited Recourse Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court located in New York City, Borough of Manhattan, or Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the other Loan Documents (other than with respect to any action or proceeding by the Issuing Bank or the Deposit Bank in respect of their respective rights under any Loan Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Issuing Bank or the Deposit Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Account Party or the Limited Recourse Guarantor or property of the Account Party in the courts of any jurisdiction.
     (b) Each of the Account Party and the Limited Recourse Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 10.16. Confidentiality. The Issuing Bank and the Deposit Bank each agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to any actual or prospective assignee of any of its rights or obligations under this Agreement and the other Loan Documents, (f) with the consent of the Account Party or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and other information received from the Account Party and related to the Account Party or its business, other than any such financial statements, certificates, reports, agreements and other information that was available to the Issuing Bank on a nonconfidential basis prior to its disclosure by the Account Party; provided that, in the case of Information received from the Account Party after the L/C Facility Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any Persons, without limitation, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Account Party or the Issuing Bank related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the transactions contemplated by the Loan Documents.
     SECTION 10.17. USA Patriot Act Notice. Each of the Issuing Bank and the Deposit Bank hereby notifies the Account Party that pursuant to the requirements of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each of the Account Party and the beneficiary in respect of any Letter of Credit, which information includes the name and address of the Account Party and each beneficiary in respect of any Letter of Credit and other information that will allow the Issuing Bank and the Deposit Bank to identify the Account Party and each beneficiary in respect of any Letter of Credit in accordance with the USA Patriot Act.
     SECTION 10.18. Issuing Bank May Perform. If the Account Party fails to perform any agreement contained herein, the Issuing Bank may itself perform, or cause performance of, such agreement, and the expenses of the Issuing Bank incurred in connection therewith will be payable by the Account Party under Section 10.05 hereof.
     SECTION 10.19. Mergers and Conversions. Any corporation or entity into which the Deposit Bank may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Deposit Bank will be a party, or any corporation or entity succeeding to the business of the Deposit Bank will be the successor of the Deposit Bank hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NRG LC FACILITY COMPANY LLC
By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Vice President and Treasurer

NRG ENERGY, INC.
By:	/s/ Christopher Sotos
	Name:	Christopher Sotos
	Title:	Vice President and Treasurer

CITIBANK, N.A., in its capacity as the Issuing Bank
By:	/s/ Brian McCabe
	Name:	Brian McCabe
	Title:	Vice President

CITIBANK, N.A., in its capacity as the Deposit Bank
By:	/s/ Marie Ladolcetta
	Name:	Marie Ladolcetta
	Title:	Vice President

SCHEDULE A
AUTHORIZED LIST OF SIGNERS
OR OFFICER’S CERTIFICATE
This form supplements the Agreement and related documents and applies to instructions given by facsimile (or e-mail with .pdf attachment) for securities or funds transfers and for other purposes under the Agreement. In giving any facsimile (or e-mail with .pdf attachment) instruction as specified in the Agreement the Account Party acknowledges that facsimile (or e-mail with .pdf attachment) present a high degree of risk or error, security and privacy. Nevertheless the Account Party wishes to use facsimile (or e-mail with .pdf attachment) as a means of instruction. The Account Party designates below the individuals who are authorized to initiate transfers or other instructions by facsimile (or e-mail with .pdf attachment) on behalf of the Account Party and selects the security procedures specified herein. The Account Party accepts the associated risks of unauthorized or erroneous instructions and agree to be bound by such instructions whether or not actually authorized by the Account Party, provided the Deposit Bank has complied with the stated security procedure in all respects. The Account Party is responsible for keeping confidential the contents of this Schedule A. The Account Party should be careful in completing this Schedule A as it may be rejected if it contains erasures or white outs.

☐ New	☐ Addition	☐ Supersede
NRG LC FACILITY COMPANY LLC

Specimen Signature

Name

Title

Phone

E-mail Address

Name

Title

Phone

E-mail Address

Name

Title

Phone

E-mail Address

Where applicable, the Deposit Bank will confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

Test Word

Test Words must contain at least 8 alphanumeric characters, and should be established at document execution and changed each time the List of Authorized Signers/Approvers is updated. All instructions should clearly display the Test Word, which may be used in lieu of a callback to confirm the authenticity of the instruction. However, Deposit Bank reserves the right to perform the callback in addition to the Test Word if circumstances warrant.

SCHEDULE B
AUTHORIZED LIST OF SIGNERS
OR OFFICER’S CERTIFICATE
This form supplements the Agreement and related documents and applies to instructions given by facsimile (or e-mail with .pdf attachment) for securities or funds transfers and for other purposes under the Agreement. In giving any facsimile (or e-mail with .pdf attachment) instruction as specified in the Agreement the Issuing Bank acknowledges that facsimile (or e-mail with .pdf attachment) present a high degree of risk or error, security and privacy. Nevertheless the Issuing Bank wishes to use facsimile (or e-mail with .pdf attachment) as a means of instruction. The Issuing Bank designates below the individuals who are authorized to initiate transfers or other instructions by facsimile (or e-mail with .pdf attachment) on behalf of the Issuing Bank and selects the security procedures specified herein. The Issuing Bank accepts the associated risks of unauthorized or erroneous instructions and agrees to be bound by such instructions whether or not actually authorized by the Issuing Bank, provided the Deposit Bank has complied with the stated security procedure in all respects. The Issuing Bank is responsible for keeping confidential the contents of this Schedule B. The Issuing Bank should be careful in completing this Schedule B as it may be rejected if it contains erasures or white outs.

☐ New	☐ Addition	☐ Supersede
CITIBANK, N.A.

Specimen Signature

Name

Title

Phone

E-mail Address

Name

Title

Phone

E-mail Address

Name

Title

Phone

E-mail Address

Where applicable, the Deposit Bank will confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

Test Word

Test Words must contain at least 8 alphanumeric characters, and should be established at document execution and changed each time the List of Authorized Signers/Approvers is updated. All instructions should clearly display the Test Word, which may be used in lieu of a callback to confirm the authenticity of the instruction. However, Deposit Bank reserves the right to perform the callback in addition to the Test Word if circumstances warrant.

SCHEDULE C
WIRE INSTRUCTIONS